Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President
	Chief Financial Officer	Investor & Media Relations
	Phone: (510) 505-4315	Phone: (510) 505-4509
	Email: john.call@ros.com	Email: katie.loughnot@ros.com

ROSS STORES REPORTS OCTOBER SALES,

FORECASTS THIRD QUARTER EPS

AND ANNOUNCES NEW CONCEPT NAME

Newark, California, November 6, 2003 — Ross Stores, Inc. (Nasdaq: ROST) today reported that October sales grew 8% on top of a 17% gain in the prior year.  Sales totaled $299 million for the four weeks ended November 1, 2003, compared to $278 million for the four weeks ended November 2, 2002.  Comparable store sales for the same period fell 2% versus a 7% gain in the prior year.

For the 13 weeks ended November 1, 2003, sales totaled $977 million, compared to $870 million for the 13 weeks ended November 2, 2002, or an increase of 12% on top of 18% growth in the prior year.  Comparable store sales for the third quarter grew 2% on top of a 7% increase in the third quarter of 2002.

Sales for the first nine months of 2003 rose 10% on top of a 20% gain in the prior year.  For the 39 weeks ended November 1, 2003, sales totaled $2.822 billion, compared to $2.567 billion for the 39 weeks ended November 2, 2002.  Year-to-date, comparable store sales were flat versus a robust 9% gain for the same period in 2002.

Michael Balmuth, Vice Chairman and Chief Executive Officer said, “Same store sales in October underperformed our expectations primarily due to the effect unseasonably warm weather had on fall apparel sales throughout many of our western and southwestern markets.  California was particularly hard hit, due to the combination of abnormally warm temperatures and the major wildfires in our Los Angeles and San Diego markets, where the Company operates about 100 locations.”

“Where weather trends were more normal along the entire eastern seaboard and in Hawaii, sales performed in line with expectations.  In addition, we saw continued strength in the less weather-sensitive categories of home, shoes and accessories, all of which posted high single to low double digit comparable store sales gains during the month.  We also are encouraged by strong same store sales gains in California with the return of cooler more seasonal weather since the beginning of November,” said Mr. Balmuth.

Mr. Balmuth continued, “We are pleased to report that ongoing effective inventory and expense controls helped to mitigate the impact on earnings of the mainly weather-related sales shortfall for October.   As a result, we now estimate that earnings per share will increase about 14% to approximately $.65 for the 13 weeks ended November 1, 2003.  These forecasted results are on top of a 33% gain in the third quarter of 2002, when the Company reported earnings per share of $.57.   We expect to report final 2003 third quarter results on Tuesday, November 18, 2003.”

“Looking ahead to the holiday season, we are maintaining our prior forecast for same store sales to increase 3% to 4% for the fourth quarter and continue to estimate that earnings per share will be in the range of $.85 to $.88,” said Mr. Balmuth.

On another topic, Mr. Balmuth noted, “We remain on track with the development of our new concept, which will operate under the name, “dd’s discountsSM”.  As previously announced, we plan to open the first ten dd’s discountsSM locations on the West Coast during the second half of 2004.  The combination of forecasted store growth for Ross and the new concept is expected to result in total estimated unit growth of 14% in 2004.”

Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:00 a.m. eastern time on November 6, 2003 through 8:00 p.m. eastern time on November 7, 2003.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

Ross Stores will report final results for the third quarter ended November 1, 2003 on Tuesday, November 18, 2003.  The earnings press release will be issued at approximately 8:30 a.m. Eastern Standard Time (EST).  A conference call is scheduled to follow on the same date at 11:00 a.m. EST to communicate additional details concerning the quarter’s results and management’s future outlook.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s web site at www.rossstores.com.   A recorded version of the call will also be available at the same location.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “believe,” “anticipate,” “forecast,”  “estimate,”  “projected” and similar expressions identify forward-looking statements.  The estimated earnings per share for the third quarter ended November 1, 2003 are preliminary and subject to adjustments. Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in general economic or geopolitical conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, the Company’s ability to successfully implement various new supply chain and merchandising systems, unseasonable weather trends, and greater than planned operating costs.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 573 stores at November 1, 2003, compared to 510 stores at the end of the same period last year.

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